Exhibit 3.1

OF THE STATE OF COLORADO

CERTIFICATE

I, Mike Coffman, as the Secretary of State of the State of Colorado, hereby certify that, according to the records of this office,

MINERALS MINING CORPORATION
is a
Corporation

formed or registered on 10/22/1974 under the law of Colorado, has complied with all applicable requirements of this office, and is in good standing with this office. This entity has been assigned entity identification number 19871279446

This certificate reflects facts established or disclosed by documents delivered to this office on paper through 01/17/2007 that have been posted, and by documents delivered to this office electronically through 01/22/2007 A 04:24:49

I have affixed hereto the Great Seal of the State of Colorado and duly generated, executed, authenticated, issued, delivered and communicated this official certificate at Denver, Colorado on 01/22/2007 A 04:24:49 pursuant to and in accordance with applicable law. This certificate is assigned Confirmation Number 6682741

Cenr .r and select "Frequently Asked Questions. OFFICE OF THE SECRETARY OF STATE

Secretary of State of the State of Colorado

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